Exhibit 99.1

Las Vegas, NV – April 8th, 2024 – Auto Parts 4 Less Group Inc. (OTC: FLES) (“AutoParts4Less,” “the Company”), a technology-driven e-commerce leader in the automotive parts sector, announces significant debt standstill agreements.

AutoParts4Less is excited to announce a pivotal advancement in its financial strategy, having secured comprehensive standstill agreements with key note holders. This strategic financial restructuring initiative has effectively secured the lock-up of all convertible debt, totaling approximately $15 million, into preferred share structures, common stock with a two-year lock-up, or standstill agreements.

Standstill Agreements:

The standstill agreements, effective until the end of 2024, encompass major note holders including:

AJB Capital Investments LLC, Bigger Capital Fund LP, District 2 Capital Fund LP, Cove Fund LP, and Cavalry Fund LP for a total of roughly $5M in principle debt agreements.

Christopher Davenport, CEO of Auto Parts 4 Less Group Inc., stated, “We are proud to announce the successful negotiation of standstill agreements. These critical developments mark a significant step in our strategic journey, positioning Auto Parts 4 Less Group Inc. to attract an anchor investor, further driving value for our shareholders and our customers. We are committed to leveraging these milestones to drive value for our shareholders and our customers.”

About Auto Parts 4 Less Group Inc.:

Auto Parts 4 Less Group Inc. (OTC: FLES) is a leading online marketplace for automotive parts, operating AutoParts4Less.com and LiftKits4Less.com. The Company is dedicated to providing a diverse range of high-quality automotive parts and accessories to customers in the jeep, truck, and off-road enthusiast market. With a focus on growth and innovation, Auto Parts 4 Less Group Inc. aims to be a top destination for automotive parts and accessories.

Forward-Looking Statements:

This press release may contain forward-looking statements that involve risks and uncertainties. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. Industry data provided herein is of no predictive value regarding the future sale of the Company’s products. No information in this press release should be construed as any indication whatsoever of the Company’s future financial results, revenues, or stock price.

Contact:

Christopher Davenport, CEO

Auto Parts 4 Less Group Inc.

Email: info@ap4less.com